UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2 )*
                               ------------------

                            Insteel Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45774W108
                  ---------------------------------------------
                                 (CUSIP Number)

                                 August 31, 2001
                      ------------------ ----------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                               [x] Rule 13d-1(b)
                               [ ] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP No.         45774W108
                  ------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Artisan Partners Limited Partnership  39-1807188

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (see Instructions)
                                                              (a)[ ]
       Not Applicable
                                                              (b)[ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                                None
                       ---------------------------------------------------------
     NUMBER OF          6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY                610,617
     OWNED BY          ---------------------------------------------------------
       EACH             7    SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                    None
       WITH            ---------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                                610,617
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           610,617
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (see Instructions)

           Not Applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.22%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IA
--------------------------------------------------------------------------------

                                       13G

CUSIP No.         45774W108
                  ------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Artisan Investment Corporation

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (see Instructions)
                                                              (a)[ ]
       Not Applicable
                                                              (b)[ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

            Wisconsin
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                                None
                       ---------------------------------------------------------
     NUMBER OF          6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY                610,617
     OWNED BY          ---------------------------------------------------------
       EACH             7    SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                    None
       WITH            ---------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                                610,617
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           610,617
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (see Instructions)

           Not Applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.22%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           CO
--------------------------------------------------------------------------------

                                       13G

CUSIP No.         45774W108
                  ------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Andrew A. Ziegler

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (see Instructions)
                                                              (a)[ ]
       Not Applicable
                                                              (b)[ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                                None
                       ---------------------------------------------------------
     NUMBER OF          6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY                610,617
     OWNED BY          ---------------------------------------------------------
       EACH             7    SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                    None
       WITH            ---------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                                610,617
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           610,617
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (see Instructions)

           Not Applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.22%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IN
--------------------------------------------------------------------------------

                                       13G

CUSIP No.         45774W108
                  ------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Carlene Murphy Ziegler

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (see Instructions)
                                                              (a)[ ]
       Not Applicable
                                                              (b)[ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                                None
                       ---------------------------------------------------------
     NUMBER OF          6    SHARED VOTING POWER
       SHARES
    BENEFICIALLY                610,617
     OWNED BY          ---------------------------------------------------------
       EACH             7    SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                    None
       WITH            ---------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                                610,617
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           610,617
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (see Instructions)

           Not Applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.22%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IN
--------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                           Insteel Industries, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:


                           1373 Boggs Drive
                           Mount Airy, North Carolina  27030


Item 2(a)         Name of Person Filing:


                           Artisan Partners Limited Partnership
                                 ("Artisan Partners")
                           Artisan Investment Corporation, the general
                                  partner of Artisan Partners ("Artisan Corp.")
                           Andrew A. Ziegler
                           Carlene Murphy Ziegler


Item 2(b)         Address of Principal Business Office:


                           Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler are all located at:


                           1000 North Water Street, #1770
                           Milwaukee, WI 53202


Item 2(c)         Citizenship:


                           Artisan Partners is a Delaware limited partnership. Artisan Corp. is a Wisconsin corporation.
                           Mr. Ziegler and Ms. Ziegler are U.S. citizens.


Item 2(d)         Title of Class of Securities:

                           Common Stock


Item 2(e)         CUSIP Number:


                           45774W108


Item 3            Type of Person:

                           (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and
                           Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4           Ownership (at August 31, 2001):

                          (a)     Amount owned "beneficially" within
                                  the meaning of rule 13d-3:

                                  610,617

                          (b)     Percent of class:

                                  7.22% (based on 8,460,187 shares
                                  outstanding as of August 10, 2001)

                          (c)     Number of shares as to which such
                                  person has:

                                     (i)     sole power to vote or to direct the
                                             vote: None
                                     (ii)    shared power to vote or to direct
                                             the vote: 610,617
                                     (iii)   sole power to dispose or to direct
                                             the disposition of: None
                                     (iv)    shared power to dispose or to
                                             direct disposition of: 610,617


Item 5             Ownership of Five Percent or Less of a Class:

                           Not Applicable

Item 6             Ownership of More than Five Percent on Behalf of Another
                   Person:

                          The shares reported herein have been
                          acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                           Not Applicable


Item 8             Identification and Classification of Members of the Group:

                           Not Applicable


Item 9             Notice of Dissolution of Group:

                           Not Applicable


Item 10            Certification:

                            By signing below I certify that, to the best
                   of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature
                                   -----------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 10, 2001


                                     ARTISAN INVESTMENT CORPORATION
                                         for itself and as general partner of
                                         ARTISAN PARTNERS LIMITED PARTNERSHIP




                                     By: /s/ Andrew A. Ziegler
                                         -----------------------------------
                                                Andrew A. Ziegler
                                                  President


                                      ANDREW A. ZIEGLER

                                      /s/ Andrew A. Ziegler
                                      --------------------------------------


                                      CARLENE MURPHY ZIEGLER

                                      /s/ Carlene Murphy Ziegler
                                      --------------------------------------

                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of September 10, 2001 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler